Exhibit 99.1

Cellectar Biosciences Full-Year 2013 Financial Results and Recent Highlights

Management to Host Conference Call and Webcast at 5:00 PM EDT

MADISON, Wis., March 25, 2014, – Cellectar Biosciences, Inc. (OTCQX: CLRB), a clinical stage biopharmaceutical company developing innovative agents for the detection and treatment of cancer, is providing an overview of its development programs and financial results for the year ended December 31, 2013.

“Last year was the beginning of a significant transformation at Cellectar with changes implemented at every level, including our board of directors, executive leadership, strategic vision and, most recently, our company name,” commented Cellectar’s acting chief executive officer, Dr. Simon Pedder. “I am very pleased with the progress we made in just a few short months in not only refining our development strategy but, more importantly, in executing our clinical programs. Having prioritized the clinical development of our imaging agents, we are excited to have already initiated our first company-sponsored Phase II trial of I-124-CLR1404 in glioma and eagerly look forward to validating the proof-of-concept previously demonstrated in investigator-sponsored studies in this indication. Likewise, we plan to advance our optical imaging agent, CLR1502, into a Phase I trial later in the year. Both trials afford us the opportunity to meaningfully advance our pipeline in small, relatively short and cost-effective clinical trials intended to support regulatory approval in the US. I look forward to updating our shareholders on the upcoming milestones as appropriate and appreciate their support.”

Highlights from 2013:

•	Presented mechanistic foundation for Cellectar’s technology platform together with animal data and initial findings in advanced cancer patients demonstrating selective and prolonged retention of Cellectar’s PET imaging I-124-CLR1404, therapeutic I-131-CLR1404 and optical imaging CLR1502 compounds in a range of tumor types at the EMIT: Targeted Radiotherapy international conference
•	Completed public offering of common stock and warrants for gross proceeds of $5,500,000
•	Executed leadership transition, including appointment of Dr. Simon Pedder as acting chief executive officer and director
•	Restructured Board of Directors, appointing Paul Berns as new independent director and reducing overall board membership from nine to five directors

2013 Financial Results and 2014 Guidance:

Cellectar reported a net loss attributable to common stockholders for the year ended December 31, 2013 of $10.8 million or ($0.19) per share compared to a net loss attributable to common stockholders of $9.3 million or ($0.23) per share for the year ended December 31, 2012.

Research and development expense for the year ended December 31, 2013 was approximately $6.9 million compared to approximately $5.1 million for 2012. This increase was primarily attributable to IND-enabling research activities related to CLR1502 and manufacturing activities related to I-124-CLR1404 and CLR1502. Cellectar anticipates full-year 2014 research and development expense to be between $8.0 and $9.0 million, reflecting costs associated with the company’s recently initiated Phase II imaging trial of I-124-CLR1404 in glioma patients and the anticipated initiation of a Phase I intraoperative optical imaging trial of CLR1502 in patients undergoing breast cancer surgery in the second half of 2014.

General and administrative expense for the year ended December 31, 2013 was approximately $4.4 million compared to approximately $3.6 million in 2012.  The increase in general and administrative costs was primarily related to increased stock-based compensation charges and increased consulting and legal fees, some associated with governance and management changes. In 2014, Cellectar expects general and administrative expense to return to 2012 levels of between approximately $3.5 and $4.0 million.

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As a result of management restructuring in 2013, Cellectar recorded approximately $1.1 million in restructuring expenses consisting primarily of stock-based compensation expense related to the modification of options for terminated employees.

For the year ended December 31, 2013, total operating expenses were $12.4 million. Cellectar’s cash and cash equivalents totaled $2.4 million as of December 31, 2013, as compared to $4.7 million on December 31, 2012.

On February 6, 2014, Cellectar completed the private placement of convertible debt and warrants that generated proceeds of $4.0 million. The proceeds of this offering will be used for further research and development of Cellectar’s pipeline. Cellectar anticipates that the cash and cash equivalents at year-end combined with net proceeds from its February offering will fund the company's planned research and development programs through June 2014.

Operational Update:

I-124-CLR1404

Based on proof-of-concept demonstrated in multiple investigator-sponsored Phase I/II trials of I-124-CLR1404 in both primary and metastatic brain cancers, Cellectar initiated a company-sponsored Phase II imaging trial of I-124-CLR1404 in patients with newly diagnosed or recurrent glioblastoma during the first quarter of 2014. This trial, being conducted at multiple NCI-designated cancer centers in the U.S., will compare the efficacy of I-124-CLR1404 positron emission tomography (PET) imaging in detecting glioblastoma with standard of care MRI based on pathology confirmation in approximately 36 patients. Cellectar expects to complete this trial and announce results in the fourth quarter of 2014.

CLR1502

In 2013, Cellectar conducted extensive IND-enabling preclinical studies of CLR1502. Cellectar plans to submit an IND application to the U.S. Food and Drug Administration during the second quarter of 2014. The IND is expected to enable patient enrollment in a Phase I intraoperative optical imaging study of CLR1502 in approximately 20 patients undergoing lumpectomy commencing during the fourth quarter of 2014.

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I-131-CLR1404

During the first quarter of 2014, Cellectar completed a Phase Ib dose escalation study of I-131-CLR1404 in patients with advanced solid tumors. In 2013, Cellectar reported that three of the six patients with advanced refractory solid tumors treated during the first three cohorts with I-131-CLR1404 had stable disease for up to four months, according to standard response evaluation criteria in solid tumors (RECIST 1.1), and confirmed by independent review. In May 2013, Cellectar reported that data from the third cohort indicated the onset of dose-limiting hematologic toxicities with I-131-CLR1404, triggering enrollment into a five-patient fourth cohort at a dose midway between the doses used in the second and third cohorts, as per trial protocol. Following completion of the fourth and final cohort of the Phase Ib trial in the first quarter of 2014, study investigators submitted the results of the Phase Ib trial of I-131-CLR1404 to the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting.

Conference Call and Webcast:

A conference call hosted by the Cellectar management team will be webcast live today at 5:00 pm EDT on the Cellectar Biosciences website. Interested investors may participate in the conference call by dialing 855-465-0185 (domestic) or 484-756-4315 (international). A replay will be available for one week following the call by dialing 800-585-8367 for domestic participants or 404-537-3406 for international participants and entering conference ID 16061248 when prompted. Participants may also access both the live and archived webcast of the conference call on Cellectar’s web site at www.cellectar.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. Data from a Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors is anticipated in the first quarter of 2014. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

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INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2013. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

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